U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Eisenberg             Gregg                    M.
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   (Last)               (First)                 (Middle)

   16401 Swingley Ridge Road, Suite 700
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                                    (Street)

   Chesterfield          MO                    63017
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Maverick Tube Corporation (MVK)

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3. I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)

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4. Statement for Month/Day/Year

   December 10, 2002
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5. If Amendment, Date of Original (Month/Day/Year)

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6. Relationship of Reporting Person(s) to Issuer

   (Check all applicable)

   [ X ]   Director                            [   ]   10% Owner
   [ X ]   Officer (give title below)          [   ]   Other (specify below)

            Chief Executive Officer and President
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7.  Individual or Joint/Group Reporting (check applicable line)

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    [ X ] Form Filed by One Reporting Person
    [   ] Form Filed by More Than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                    6.
                                  2A.                    4.                          5.             Owner-
                                  Deemed                 Securities Acquired (A)     Amount of      ship
                                  Execution  3.          or Disposed of (D)          Securities     Form:     7.
                                  Date,      Transaction  (Instr. 3, 4 and 5)        Beneficially   Direct    Nature of
                      2.          if any     Code        --------------------------- Owned at End   (D) or    Indirect
1.                    Transaction (Month/    (Instr. 8)              (A)             of Month       Indirect  Beneficial
Title of Security     Date        Day/       ------------   Amount    or     Price   (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)  Year)      Code     V              (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*         If the form is filed by more than one reporting person, see
          Instruction 4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
           2.                                                                                             Deriv-    Form of
           Conver-                              5.                              7.                        ative     Deriv-   11.
           sion                                 Number of                       Title and Amount          Secur-    ative    Nature
           or                                   Derivative    6.                of Underlying     8.      ities     Secur-   of
           Exer-             3A.       4.       Securities    Date              Securities        Price   Bene-     ity:     In-
           cise     3.       Deemed    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
           Price    Trans-   Execution action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.         of       action   Date,     Code     of (D)        (Month/Day/Year)            Amount  ative   Following In-      ficial
Title of   Deriv-   Date     If any    (Instr.  (Instr. 3,    ----------------            or      Secur-  Reported  direct   Owner-
Derivative ative    (Month/  (Month/   8)       4 and 5)      Date     Expira-            Number  ity     Transac-  (I)      ship
Security   Secur-   Day/     Day/      -------  ------------  Exer-    tion               of      (Instr. tion(s)   (Instr.  (Instr.
(Instr. 3) ity      Year)    Year)     Code  V   (A)   (D)    cisable  Date      Title    Shares  5)      (Instr.4) 4)
-----------------------------------------------------------------------------------------------------------------------------------

Employee    $12.38  12/10/02            A       75,000          (1)    12/10/12 Common    75,000           75,000      D
Stock                                                                            Stock
Option
(right to
buy)
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

Explanation of Responses:

(1) The option vests in three equal installments beginning one year from the date of grant.




/s/ Gregg M. Eisenberg*                                        1/21/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*/s/ Pamela G. Boone
---------------------------------------------
Pamela G. Boone, as attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see instruction 6 for procedure.


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